SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 3)


                           Tricom, S.A. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   American Depositary Shares ("Tricom ADSs")
              each representing one share of Class A Common Stock,
                    par value RD$10 per share, of the Issuer
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89612A100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |X| Rule 13d-1(c)
      |_| Rule 13d-1(d)

CUSIP No. 89612A100                                           Page 2 of 14 Pages


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carlos Slim Helu

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                2,835,700 Tricom ADSs (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   2,835,700 Tricom ADSs (See Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,835,700 Tricom ADSs (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.7% (See Item 4(b))

  12     TYPE OF REPORTING PERSON
         IN

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carlos Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                2,835,700 Tricom ADSs (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   2,835,700 Tricom ADSs (See Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,835,700 Tricom ADSs (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.7% (See Item 4(b))

  12     TYPE OF REPORTING PERSON
         IN

CUSIP No. 89612A100

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Marco Antonio Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                2,835,700 Tricom ADSs (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   2,835,700 Tricom ADSs (See Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,835,700 Tricom ADSs (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.7% (See Item 4(b))

  12     TYPE OF REPORTING PERSON
         IN

CUSIP No. 89612A100

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Patrick Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                2,835,700 Tricom ADSs (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   2,835,700 Tricom ADSs (See Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,835,700 Tricom ADSs (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.7% (See Item 4(b))

  12     TYPE OF REPORTING PERSON
         IN

CUSIP No. 89612A100

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Maria Soumaya Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                2,835,700 Tricom ADSs (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   2,835,700 Tricom ADSs (See Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,835,700 Tricom ADSs (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.7% (See Item 4(b))

  12     TYPE OF REPORTING PERSON
         IN

CUSIP No. 89612A100

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Vanessa Paola Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                2,835,700 Tricom ADSs (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   2,835,700 Tricom ADSs (See Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,835,700 Tricom ADSs (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.7% (See Item 4(b))

  12     TYPE OF REPORTING PERSON
         IN

CUSIP No. 89612A100

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Johanna Monique Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                2,835,700 Tricom ADSs (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   2,835,700 Tricom ADSs (See Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,835,700 Tricom ADSs (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.7% (See Item 4(b))

  12     TYPE OF REPORTING PERSON
         IN

CUSIP No. 89612A100

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Inmobiliaria Carso, S.A. de C.V.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                2,835,700 Tricom ADSs (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   2,835,700 Tricom ADSs (See Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,835,700 Tricom ADSs (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.7% (See Item 4(b))

  12     TYPE OF REPORTING PERSON
         HC

CUSIP No. 89612A100

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Orient Star Holdings LLC

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
                              5    SOLE VOTING POWER

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                2,835,700 Tricom ADSs (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   2,835,700 Tricom ADSs (See Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,835,700 Tricom ADSs (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.7% (See Item 4(b))

  12     TYPE OF REPORTING PERSON
         HC

      Item 1.

          (a)  Name of Issuer:

               Tricom, S.A.

          (b)  Address of Issuer's Principal Executive Offices:

               Avenida Lope de Vega No. 95
               Santo Domingo, Dominican Republic

      Item 2.

          (a) Name of Persons Filing:

              This Statement is filed pursuant to Rule 13d-2(c) under the U.S. Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

              (1)

              Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"). The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria").

              (2)

              Inmobiliaria is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC ("Orient Star").

              (3)

              Orient Star is a holding company with portfolio investments in various companies.

          (b) Address of Principal Business Office:

               (i) The principal business address for each member of the Slim Family is:

               Paseo de las Palmas 736
               Colonia Lomas de Chapultepec
               11000 Mexico D.F. Mexico

               (ii) Inmobiliaria's principal business address is:

               Insurgentes Sur #3500, PB-4
               Colonia Pena Pobre
               14060 Mexico D.F.
               Mexico

               (iii) Orient Star's principal business address is:

               1330 Post Oak Blvd Suite 2140
               Houston Texas  77056
               USA

          (c)  Citizenship:

               Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a sociedad anonima de capital variable organized under the laws of the United Mexican States, and Orient Star is a Delaware limited liability company.

          (d) Title of Class of Securities:

               American Depositary Shares, each representing one share (each a "Share") of Class A Common Stock, par value RD$10 per share, of the Issuer

          (e)  CUSIP Number:

               89612A100

Item 3. If this  Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
(c), Check Whether the Person Filing is a(n):

          (a)  |_|  Broker or dealer registered under Section 15 of the Act;

          (b)  |_|  Bank as defined in Section 3(a)(6) of the Act;

          (c)  |_|  Insurance company as defined in Section 3(a)(19) of the Act;

          (d) |_| Investment company registered under Section 8 of the Investment Company Act;

          (d)  |_|  Investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                    (E);

          (f) |_| Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) |_| Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (g) |_| Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) |_| Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

          (j)  |_|  Group, in accordance with Rule 13d-1(b)( 1)(ii)(J).
 Item 4.            Ownership



              (a)  Amount Beneficially Owned:

              As of the date of this filing, (i) Orient Star directly owns 2,835,700 Tricom ADSs, (ii) Inmobiliaria, as the sole member of Orient Star, is deemed to beneficially own indirectly the Tricom ADSs owned directly by Orient Star, and (iii) the Slim Family, which indirectly owns all of the issued and outstanding voting securities of Inmobiliaria, is deemed to beneficially own indirectly the Tricom ADSs deemed beneficially owned indirectly by Inmobiliaria and owned directly by Orient Star.

              (b) Percent of Class:

              The Tricom ADSs beneficially owned by the Reporting Persons constitute approximately 11.7% of the issued and outstanding Shares (based on 24,245,290 Shares issued and outstanding as contained in the most recently available filing with the Securities and Exchange Commission).

               (c)  Number of Shares as to which such person has:

              (i) Sole power to vote or to direct the vote:

              (ii) Shared power to vote or to direct the vote: 2,835,700

              (iii) Sole power to dispose or to direct the disposition of:

              (iv) Shared power to direct the disposition of: 2,835,700

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.
Item 7.

              Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              The Powers of Attorney dated October 31, 2000 and Joint Filing Agreement dated November 1, 2000, filed as exhibits to the Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on November 6, 2000, are hereby incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu


         ---------------------------------


         Carlos Slim Domit                           By: /s/ Eduardo Valdes Acra
                                                         -----------------------
                                                         Eduardo Valdes Acra
         ---------------------------------               Attorney-in-Fact
                                                         February 13, 2003

         Marco Antonio Slim Domit

         ---------------------------------


         Patrick Slim Domit


         ---------------------------------


         Maria Soumaya Slim Domit


         ---------------------------------


         Vanessa Paola Slim Domit


         ---------------------------------


         Johanna Monique Slim Domit


         ---------------------------------


         INMOBILIARIA CARSO, S.A. DE C.V.


         ---------------------------------
         By:  Alejandro Escoto
         Title:  Attorney-in-Fact


         ORIENT STAR HOLDINGS LLC


         ---------------------------------
         By:  James M. Nakfoor
         Title:  Manager